Exhibit 99.a.1

CERTIFICATE OF TRUST
OF
MASSMUTUAL ACCESS PRIVATE EQUITY FUND

This Certificate of Trust of MassMutual Access Private Equity Fund (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").

1.            Name. The name of the trust formed hereby is MassMutual Access Private Equity Fund.

2.            Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is c/o Corporate Creations Network Inc., 3411 Silverside Road, Tatnall Building #104, Wilmington, Delaware 19810. The name of the Trust’s registered agent at such address is Corporate Creations Network Inc.

3.            Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80(a-1 et seq.).

4.            Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Douglas Russell
Name: Douglas Russell
Title: Trustee